Exhibit 99

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces Director Resignation
St. Louis, Missouri, July 1, 2013. First Banks, Inc. (the "Company"), the holding company of First Bank, today announced that Mr. David L. Steward has provided notice to the Company of his intention to resign his positions as a Director of the Company and as an independent member of the Company's Compensation Committee, effective June 30, 2013. Mr. Steward has served on the Company's Board since October 2000 and on the Compensation Committee since its formation in July 2009.
Terrance M. McCarthy, President and Chief Executive Officer of the Company, said, “David has been a highly regarded and well-respected member of our Board during his tenure of nearly 13 years. He has been instrumental in providing valuable leadership, insight and guidance to the Company regarding many significant business and professional matters. I would like to personally thank David for his many years of service to First Bank and wish he and his family much continued success in the future. David's charismatic personality, as well as his heartfelt passion for the numerous organizations that he serves, will be deeply missed by the members of our Board and Management Committee.”

About First Banks, Inc.
The Company, headquartered in St. Louis, Missouri, is a registered bank holding company that had assets of $6.40 billion at March 31, 2013 and currently operates 131 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit the Company on the web at www.firstbanks.com.

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